Exhibit 10.2

Hopkins Capital Group II, LLC

709 The Hamptons Lane

St. Louis, MO 63017

BINDING LETTER OF INTENT AND TERMINATION AGREEMENT

August 23, 2004

BioDelivery Sciences International, Inc.

UMDNJ-New Jersey Medical School

185 South Orange Avenue, Administrative Building 4

Newark, NJ 07103

Ladies and Gentlemen:

Reference is made to that certain Facility Loan Agreement, dated August 2, 2004 (the “Loan Agreement”), by and between BioDelivery Sciences International, Inc. (“BDSI”) and Hopkins Capital Group II, LLC (“HCG”). Subject to formal approval of BDSI’s Board of Directors and completion of legal documentation satisfactory to all parties, we are pleased to provide you with this letter agreement (this “Agreement”) to set forth the agreement of BDSI and HCG with respect to: (i) the termination of the Loan Agreement and (ii) the entry into by the parties of an Equity Line of Credit Agreement (the “Equity Line Agreement”) to replace the Loan Agreement upon the terms set forth herein.

By executing this Agreement, the parties confirm their intentions specified herein with respect to the Equity Line Agreement. This Agreement is intended by the parties to be, and is and shall be, legally binding and enforceable upon the execution of this Agreement unless and until modified or terminated by the final Equity Line Agreement. For the avoidance of doubt, should the Equity Line Agreement not be entered into, the terms of this Agreement shall nonetheless remain enforceable and binding on the parties.

1. Termination of Loan Agreement. Pursuant to the terms of the Loan Agreement, BDSI and HCG hereby unconditionally terminate the Loan Agreement, agree that no party thereto shall hereinafter have any rights or obligations thereunder and release each other and their respective affiliates from any and all claims of action that the parties may have against one another thereunder. Any and all amounts funded as of or prior to the date hereof under the Loan Agreement shall be deemed for all purposes to have been contributed to BDSI in consideration for shares of BDSI Series B Preferred (as defined below) and otherwise on the terms set forth herein and in the Equity Line Agreement.

2. Equity Line Agreement. Pursuant to the Equity Line Agreement, HCG agrees, at the request of BDSI, to invest up to $4,000,000 in BDSI from August 23, 2004 through March 31, 2006 in consideration of shares of a newly created class of Series B Convertible Series B Preferred of BDSI (the “Series B Preferred”). The terms of the Series B Preferred shall be as follows:

Rights, Preferences Privileges and Restrictions:	Designation and Amount; Rank: The Series B Preferred shall be a newly designated series of shares of preferred stock of BDSI. The Series B Preferred shall rank senior to the shares of common stock, par value $0.01 per share, of BDSI (the “BDSI Common Stock”) and the shares of BDSI’s Series A Non-Voting Convertible Preferred Stock

(collectively, with the BDSI Common Stock and all shares of capital stock of BDSI which are junior to the Series B Preferred, the “Junior Stock”).

Dividends: The holders of the Series B Preferred shall be entitled to receive a 4.5% annual cumulative dividend in preference to the holders of Junior Stock.

Liquidation Preference: In the event of any liquidation or winding up of the Company, the holders of the Series B Preferred shall be entitled to receive, pro rata and in preference to the holders of Junior Stock, an amount (the “Preferential Amount”) equal to the sum of:

(a) all amounts funded to BDSI under the Equity Line Agreement; plus

(b) all accrued but unpaid dividends on the shares of Series B Preferred issued in consideration of such fundings.

A merger or other corporate reorganization in which the Company’s stockholders shall receive cash or securities of another corporation, or any transaction in which all or substantially all of the assets of the Company are sold shall be treated as a liquidation for purposes of the liquidation preference. Holders of Series B Preferred shall receive prior notice of any such transaction and an opportunity to convert their Series B Preferred prior to the consummation of such transaction.

After payment of the Preferential Amount, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of Junior Stock and not holders of Series B Preferred.

Redemption: BDSI may, at any time, and in its discretion, elect to redeem the shares of Series B Preferred at a cash price equal to the face value of the amount invested plus accrued dividends through the date of redemption. The holders of Series B Preferred shall not have the right to cause the Company to redeem or repurchase such shares at any time.

Conversion: Each holder of the Series B Preferred shall have the immediate right to convert such holder’s shares of Series B Preferred into shares of BDSI Common Stock as follows:

(a) at any time as of or after April 1, 2006 at a price equal to $4.25 (the “Series B Preferred Purchase Price”); or

(b) upon a Change of Control (as that term is presently defined in the Loan Agreement).

Voting Rights: The holders of Series B Preferred will have not voting rights until conversion into BDSI Common Stock, provided that BDSI will not amended the Certificate of Designations of the Series B Preferred without the consent of HCG.

Protective Provisions: The Series B Preferred will carry the identical affirmative and negative covenants as were provided for under the Loan Agreement.

Antidilution Provisions:	The Series B Preferred Purchase Price will be subject to proportional antidilution protection for Splits.

Registration Rights:	The holders of the Series B Preferred will carry the identical registration rights for the shares of BDSI Common Stock receivable upon conversion of the Series B Preferred were provided for under the Loan Agreement.

Documentation:	The parties shall prepare appropriate documentation to memorialize the Equity Line Agreement and the Series B Preferred as soon as is commercially practicable following the date hereof but in no event later than September 3, 2004.

3. Governing Law. This Agreement and the Equity Line Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.

4. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

5. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

6. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither party shall assign any of its obligations hereunder without the prior written consent of the other party.

7. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto.

8. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

9. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,

HOPKINS CAPITAL GROUP II, LLC

By:	/s/ Francis E. O’Donnell, Jr.
Name:	Francis E. O’Donnell, Jr.
Title:	Manager

Agreed to and accepted this 23rd day of August, 2004

BioDelivery Sciences International, Inc.

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	Secretary, Treasurer and Chief Financial Officer

[Signature Page to Binding Letter Agreement]

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